Exhibit 10.02

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of September 1, 2009 by and between MoneyGram International, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, successors and permitted assigns under this Agreement, the “Company”) and Pamela H. Patsley (“Executive”).

WHEREAS, Executive is currently employed by the Company as its Executive Chairman pursuant to the terms of an employment agreement by and between the Company and Executive dated January 21, 2009, as amended on May 12, 2009 (the “Prior Employment Agreement”);

WHEREAS, the Company desires to continue Executive’s employment in the position of Chief Executive Officer of the Company effective September 1, 2009 and enter into this Agreement which will supersede the Prior Employment Agreement and set for the terms and conditions under which Executive will continue to serve the Company and its affiliates; and

WHEREAS, Executive wishes to continue her employment with the Company as Chief Executive Officer on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall continue to be employed by the Company and shall assume the position of Chief Executive Officer for the period commencing on September 1, 2009 (the “Effective Date”) and ending on August 31, 2013 (the “Expiration Date” and such period the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement.

2. Position.

a. During the Employment Term, Executive shall serve as the Company’s Chief Executive Officer. Executive shall continue to serve as the Company’s Executive Chairman; provided, that Executive shall resign her position as the Company’s Executive Chairman at the request of the Board of Directors of the Company (the “Board”). As Chief Executive Officer and subject to the terms of this Agreement, Executive shall have such duties and authority consistent with such position and as shall be determined from time to time by the Board. During the Employment Term, Executive shall also serve on the Board, any committees of the Board, the board of directors of subsidiaries of the Company and any committees thereof without additional compensation therefor.

b. During the Employment Term, Executive shall serve the Company faithfully and conscientiously, shall promote the interests and reputation of the Company and shall comply with the policies of the Company. Executive will be required to devote substantially all of Executive’s business time to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise without the prior written consent of the Board; provided that nothing herein shall preclude Executive, from continuing to serve on any board of directors or trustees of any business corporation or any charitable organization or continuing to serve in Executive’s current board positions; provided in each case, and in the aggregate, that (i) such activities do not conflict or interfere with Section 9, and (ii) any future board positions of Executive will require approval of the Board; provided, however, that the Executive shall be entitled to replace one board position with another with disclosure to, but not approval by, the Board. Executive has delivered to the Company a letter dated as of the effective date of this Agreement setting forth the boards of directors on which Executive currently serves. The Company acknowledges and agrees that Executive’s continued service on such boards shall not be deemed to violate the provisions of this Agreement, including without limitation the provisions of Section 9 hereof.

c. Executive shall perform her duties from Dallas, Texas at an office agreed to by the Company and Executive. Executive may engage, as employees of the Company, such office staff as she may reasonably determine necessary for her to discharge her responsibilities under this Agreement. Executive shall travel from time to time to the Company’s headquarters and other locations as required to fulfill her duties hereunder. Executive shall be entitled to fly first class, and shall be provided by the Company with business travel accidental life insurance, with coverage at least equal to 12 months of Base Salary (as defined below).

d. Executive, in her capacity as a director and officer of the Company, shall continue to have the benefit of the Indemnification Agreement entered into by the parties on January 21, 2009 (the “Indemnification Agreement”).

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $850,000, payable in regular installments in accordance with the Company’s usual payment practices. The Human Resources Committee of the Board shall review at least annually Executive’s Base Salary and shall increase or maintain the Base Salary at each such review by an amount as to which it shall have sole discretion. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Bonus.

a. Signing Bonus. In consideration for becoming the Company’s Chief Executive Officer, Executive shall receive a special one-time signing bonus in the amount of $250,000 (less statutory withholdings) payable in a lump sum within thirty (30) days of the Effective Date.

b. Cash Bonus. Executive shall be eligible to participate in the Company’s Management and Line of Business Incentive Plan (“MIP”). The annual MIP bonus targets shall be established by the Board, and Executive’s annual bonus shall be 100% of Executive’s Base Salary if the defined base target is achieved and 200% of the Executive’s Base Salary if the maximum defined target is achieved. The annual bonus shall be paid in accordance with the terms of the MIP but in no event later than the 15th day of the third month of the fiscal year following the fiscal year to which such annual bonus relates.

5. Equity Arrangements. Executive shall participate in the Company’s equity incentive compensation program.

6. Employee Benefits. During the Employment Term, Executive shall be entitled to the following benefits: (i) executive health exam; (ii) financial planning services; (iii) health club subsidy; and (iv) participation in the Company’s Deferred Compensation Plan for Executives, all as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company, in each case, to the extent Executive is eligible for such benefits under the terms of such plans. Executive will also participate in all other applicable employee benefit and welfare benefit plans as apply to all employees generally, on such terms and conditions as may be in effect and/or amended from time to time, in each case, to the extent Executive is eligible for such benefits under the terms of such plans. Executive shall be entitled to five (5) weeks paid vacation per calendar year, such vacation to extend for such periods and shall be taken at such intervals as shall be appropriate and consistent with the proper performance of Executive’s duties hereunder.

7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder (including travel between her home and the Company’s offices and expenses of accommodations while at the Company’s offices) shall be reimbursed by the Company within 30 days following Executive’s submission of appropriate documentation of such expenses in accordance with Company policies. The Company shall reimburse Executive for reasonable attorney’s fees incurred in connection with the negotiation of this Agreement and the Non-Qualified Stock Option Agreement dated August 31, 2009; provided, however, that such reimbursement shall not exceed $10,000.

8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason.

a. By the Company For Cause or By Executive’s Resignation Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 8(b)).

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the Board that are within Executive’s control and consistent with Executive’s status as a senior executive of the Company and her duties and responsibilities hereunder (except for a failure that is attributable to Executive’s illness, injury or Disability) for a period of 10 days following written notice by the Company to Executive of such failure; provided, however, that “Cause” shall not be deemed to exist under this clause (A) if Executive’s refusal is attributable to her good faith belief, as articulated in writing to the Board if the Board so requests, that the Board’s directions are unlawful or are inimical to the best interests of the Company’s shareholders in that such directions would result in one shareholder of the Company deriving a material improper benefit or advantage at the expense of other shareholders of the Company, (B) fraud or material dishonesty in the performance of Executive’s duties hereunder, (C) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws, (D) an indictment of Executive for a felony under the laws of the United States or any state thereof, (E) Executive’s willful misconduct or gross negligence in connection with Executive’s duties hereunder which is materially injurious to the financial condition or business reputation of the Company, (F) Executive’s material breach of the Company’s Code of Ethics, Always Honest policy or any other code of conduct in effect from time to time to the extent applicable to Executive, and which breach has a material adverse effect on the Company; or (G) Executive’s breach of the provisions of Section 9, 10, or 11 of this Agreement which breach has a material adverse effect on the Company.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive

(A) the Base Salary through the date of termination payable in accordance with the Company’s regular payroll practices;

(B) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with this Agreement;

(C) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company payable in accordance with such employee benefit plans;

(D) such rights as the Executive may have under the equity grant set forth in Section 5 above; and

(E) the benefits set forth in Section 2(d) above and any rights which the Executive may have under director and officer insurance then maintained by the Company (the amounts described in clauses (A) through (E) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any Base Salary, payment of monetary compensation or bonus under this Agreement.

b. By the Company Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii) For purposes of this Agreement, “Good Reason” shall mean (A) any material reduction in Executive’s position (including status, offices, titles or reporting requirements) , authority, duties or responsibilities, but excluding the failure to continue to serve as Executive Chairman of the Company or an isolated, insubstantial or inadvertent action not taken in bad faith; (B) any reduction of Executive’s Base Salary, or annual bonus opportunity then in effect, unless such reduction is consistent with similar reductions applied to other senior management of the Company, (C) the failure of the Company to pay or cause to be paid any other material amount due pursuant to this Agreement; (D) the requirement that Executive relocate the office from which she renders services hereunder to an office which is more than twenty-five miles from the city limit of Dallas, Texas or (E) any material breach of this Agreement or the Indemnification Agreement by Company; provided that none of the events described in clauses (A), (B), (C), (D) and (E) of this Section 8(b)(ii) shall constitute Good Reason hereunder unless (x) Executive shall have given written notice to the Company of the event which Executive asserts gives rise to her right to terminate her employment with Good Reason within ninety (90) days following the occurrence of any such event and (y) the Company shall have failed to remedy such event within thirty (30) days of the Company’s receipt of such notice.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights payable in accordance with Section 8(a)(iii) hereof;

(B) subject to Section 14(g)(i) hereof, payment in equal installments , in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, over the Restricted Period (as defined below), of an aggregate amount over the Restricted Period (as defined below) equal to the sum of (x) (1) if the termination of employment occurs prior to August 31, 2012, two time times the Base Salary in effect as of the date hereof or such greater Base Salary as may then be in effect or (2) if the termination of employment occurs on or after August 31, 2012, one and a half times the Base Salary in effect on the date hereof or such greater Base Salary as may then be in effect and (y) provided that the Company actually achieves performance goals for the applicable performance period necessary for participants in the MIP to receive cash bonuses pursuant to the MIP with respect to such performance period and that such cash bonuses are actually paid, a pro-rata portion of Executive’s base Target Bonus Percentage (as defined in the MIP) for the year in which the termination takes place, based upon the percentage of the calendar year that shall have elapsed through the date of Executive’s termination of employment or, if Executive has been employed hereunder for more than 180 days of the calendar year in which her termination occurs, a bonus for the full year;

(C) subject to Section 14(g)(iii) hereof, continuation of health and life insurance Employee Benefits for a period of 18 months from the date of Executive’s termination of employment; and

(D) vesting of the options granted pursuant to Section 5 above as follows: for Time-Based Options, vesting through the date 12 months after the date of termination; and for Performance-Based Options, vesting through any Performance-Vesting Date that occurs during the 12-month period following the date of termination; (capitalized terms used in this clause D and Section 8(d) shall have the definition set forth in the Non-Qualified Stock Option Agreement dated August 31, 2009). The number of Time-Based Options deemed exercisable upon termination shall be calculated after giving effect to the acceleration of vesting specified in this clause (D).

The rights described in clauses (B), (C) and (D) hereof are referred to as the “Additional Rights”.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(b)(iii), Executive shall have no further rights to Base Salary, payment of monetary compensation or bonus under this Agreement

Notwithstanding anything else to the contrary contained in this Agreement, if (i) the Company temporarily suspends Executive from her duties, (ii) at such time, the Company has pending an inquiry or investigation that the Board reasonably and in good faith believes may lead to a Cause termination of Executive, and (iii) Executive tenders her resignation based on the Good Reason with respect to the suspension of duties within the required period for resigning for Good Reason, the Company may delay treating the resignation as for Good Reason until the completion of the investigation or inquiry and need not treat the resignation as based on Good Reason at such date if it can then establish Cause; provided, however, that Executive shall retain her right to terminate employment for Good Reason based on other factors, if applicable. During the period of such inquiry or investigation, Executive shall continue to be employed by the Company, subject to the Company’s right to terminate Executive for Cause at any time, subject further to the notice and cure provisions in the definition of Cause, relating to the inquiry or investigation or otherwise.

c. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights payable in accordance with Section 8(a)(iii) hereof; and

(B) the Additional Rights payable in accordance with Section 8(b)(iii) hereof,

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any Base Salary, payment of monetary compensation or bonus under this Agreement.

d. Expiration of Employment Term. Unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the Expiration Date and Executive shall be entitled to receive the Accrued Rights payable in accordance with Section 8(a)(iii) hereof. If Executive remains employed for the entire Employment Term, then she shall be entitled to receive a bonus for the full year in which the Employment Term expires; provided that the Company actually achieves performance goals for the applicable performance period necessary for participants in the MIP to receive cash bonuses pursuant to the MIP with respect to such performance period. In addition, if Executive remains employed for the entire Employment Term, Executive’s Performance-Based Options shall vest through any Performance-Vesting Date that occurs on or before the first anniversary of the Expiration Date. Following such termination of Executive’s employment, except as set forth in this Section 8(d), Executive shall have no further rights to any Base Salary, severance benefit or bonus under this Agreement. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 9, 10, 11 and 12 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

f. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

g. Timing of Payment. Unless otherwise specifically set forth in this Section 8 or Section 14(g) hereof, any amounts due under this Section 8 shall be paid in a lump sum within sixty (60) calendar days following the date of termination of Executive’s employment or earlier if required by applicable law.

h. Offset. The Company’s obligation to pay Executive the Base Salary and bonus amounts hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its subsidiaries; provided, that, for federal income tax purposes, if any amount has been set-off, the amount set off shall be deemed to have been paid by Executive to the Company and an amount shall be deemed to be paid by the Company to Executive pursuant to this Agreement as of the date of such set-off; provided, further, that the amount deemed to be paid by the Company to the Executive shall be a gross amount including all applicable withholding taxes required to be withheld by the Company.

i. Nature of Payments. Any amounts due under this Section 8 are in the nature of payments considered to be reasonable by the Company and are not in the nature of a penalty.

j. Waiver and Release. As a condition precedent to receiving the Base Salary and bonus provided under this Section 8 (other than those already accrued prior to the date of termination), Executive shall have (x) executed, within twenty-one (21) days, or if required for an effective release, forty-five (45) days, following Executive’s termination of employment, a waiver and release substantially in the form attached hereto as Exhibit A and the seven (7) day revocation period set forth in Section 6 of such release shall have expired and (y) continued to comply with the provisions of Sections 9 and 10 of this Agreement.

9. Non-Competition.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and acknowledges and recognizes that as a consequence of Executive’s job performance and duties, Executive will acquire knowledge of trade secrets or other confidential information of the Company or its subsidiaries. In order to better protect the goodwill of the Company and its subsidiaries and to prevent the disclosure of the Company’s or its subsidiaries’ trade secrets and confidential information and thereby help insure the long-term success of the business, Executive agrees as follows:

(1) For purposes of this Section 9, the “Restricted Period” shall be the period during which Executive is employed hereunder and one of the following: (x) two (2) years following Executive’s termination of employment if her termination of employment occurs prior to August 31, 2012; or (y) one and a half (11/2) years following Executive’s termination of employment if her termination of employment occurs on or after August 31, 2012. During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(i) with whom Executive had personal contact or dealings on behalf of the Company during the Employment Term;

(ii) with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the Employment Term; or

(iii) for whom Executive had direct or indirect responsibility during the Employment Term.

(2) During the Restricted Period, Executive will not directly or indirectly:

(i) engage in any business that competes with the business of the Company (including, without limitation, businesses which the Company has specific plans to conduct in the current or next fiscal year and as to which Executive was involved in such planning) in any geographical area that is within 100 miles of any geographical area where the Company performs, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”). A list of the companies currently deemed to be engaged in a Competitive Business is attached as Exhibit B.

(ii) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii) acquire a significant financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as a partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company and customers, clients or suppliers of the Company.

(3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(4) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i) solicit or encourage any employee of the Company to leave the employment of the Company; or

(ii) hire any such employee who was employed by the Company as of the date of Executive’s termination of employment with the Company or who left the employment of the Company coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(5) During the Restricted Period, Executive will not, directly or indirectly, encourage to cease to work with the Company any consultant then under contract with the Company.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

c. This Section 9 shall be void and of no further effect upon the occurrence of any one of the following: (i) failure by the Company to pay any amounts due under this Agreement after Executive has provided 30 days written notice and opportunity to cure or (ii) failure by the Company to fulfill its obligations under the Indemnification Agreement.

10. Confidentiality; Intellectual Property.

a. Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, prospective clients, partners, investors, personnel, compensation, recruiting, training, the financial terms of Company’s contracts and proposed contracts, the expiration dates of such contracts, the key contact individuals at each client location, the transaction volume and business features of each client and/or location, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its subsidiaries and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; (c) known to Executive prior to her employment with the Company; or (d) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b. Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), in conjunction with the Company, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii) To the extent Executive creates written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of Works, the records will be available to and remain the sole property and intellectual property of the Company at all times.

(iii) Executive shall cooperate with reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Works.

11. Non-Disparagement of the Company. Executive shall not make disparaging statements about the Company or its predecessors, successors, affiliates, subsidiaries, related companies, shareholders who own more than 5% of the Company’s outstanding capital stock (including their respective members, managers, and partners), officers, directors, agents, employees, products or services.

12. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9, Section 10 or Section 11 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

13. Taxes.

a. Gross-Up Payments; Cut Back. Anything in this Agreement to the contrary notwithstanding, and except as set forth below, in the event that it will be determined that Executive’s Payments hereunder would be subject to the Excise Tax, then Executive will be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payments. Notwithstanding the foregoing provisions of this Section 13(a), if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed Executive’s Safe Harbor Amount by more than $100,000, then no Gross-Up Payment will be made to Executive and the amounts payable under this Agreement will be reduced so that the Parachute Value of all of Executive’s Payments, in the aggregate, equals Executive’s Safe Harbor Amount (the “Reduced Amount”). Unless Executive shall have given prior written notice specifying a different order to the Company of Payments to be reduced to achieve the Reduced Amount, any Payments to be reduced hereunder shall be determined in a manner that has the least economic cost to Executive, on an after-tax basis, and, to the extent the economic cost is equivalent, such Payments shall be reduced in the inverse order of when the Payments would have been made to Executive until the reduction specified herein is achieved. Executive may specify the order of reduction of the Payments to the extent that doing so does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to (and not exempt from) Section 409A of the Code. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) will be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to Executive’s Safe Harbor Amount, no amounts payable to Executive under this Agreement will be reduced pursuant to this Section 13(a), and the Gross-Up Payment will be made to Executive.

b. Determination By Accountant. Subject to the provisions of Section 13(c)(ii), all determinations required to be made under this Section 13, including whether and when a Gross-Up Payment to Executive is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, will be made by the Company’s auditor or another nationally recognized accounting firm appointed by the Company (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the transaction which results in the application of the Excise Tax, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm will provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm will be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 13, will be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code of 1986 (the “Code”) at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayments”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 13(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayments that have occurred and any such Underpayments will be promptly paid by the Company to or for the benefit of Executive.

c. Notification Required. Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification will be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim. Executive will apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive will not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) Give the Company any information reasonably requested by the Company relating to such claim,

(ii) Take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) Cooperate with the Company in good faith in order to effectively contest such claim, and

(iv) Permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 13(c), the Company will control all proceedings taken in connection with such contest and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Executive to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company will pay the amount of such payment to Executive, and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest will be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

d. Repayment. If, after the receipt by Executive of a Gross-Up Payment or an amount paid by the Company pursuant to Section 13(c), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive will (subject to the Company’s compliance with the requirements of Section 13(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount paid by the Company pursuant to Section 13(c), a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then Executive will not be required to repay such amount to the Company, but the amount of such payment will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

e. Withholding. Notwithstanding any other provision of this Section 13, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment.

f. Definitions. The following terms will have the following meanings for purposes of this Section 13:

(i) “Excise Tax” shall mean the excise tax imposed under Sections 280G or 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the transaction which results in the application of the Excise Tax for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement, any option agreement or otherwise.

(iv) The “Safe Harbor Amount” of Executive shall mean 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

14. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement and the other agreements, plans and documents referenced herein (including the Indemnification Agreement), the Non-Qualified Stock Option Agreement dated January 21, 2009, the Non-Qualified Stock Option Agreement dated May 12, 2009, the Non-Qualified Stock Option Agreement dated August 31, 2009, and the Company’s charter and bylaws, contain the entire understanding of the parties with respect to the employment of Executive by the Company and supersede and incorporate any and all prior agreements, both written or oral, including but not limited to the Prior Employment Agreement. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to preserve such rights and obligations.

f. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity.

g. Compliance with IRC Section 409A.

(i) If any payment, compensation or other benefit provided to Executive in connection with her employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and Executive is a specified employee as defined in Section 409A(a)(2)(B)(i), then no portion of such “nonqualified deferred compensation” shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefor were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during such six-month period promptly after its conclusion.

(ii) The parties hereto acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved.

(iii) Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(iv) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(v) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

i. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

MoneyGram International, Inc.
1550 Utica Avenue South, Suite 100
Minneapolis, Minnesota 55416
Attention: Chairman of the Human Resources and Nominating Committee of the Board

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

j. Executive Representation. Executive hereby represents to the Company that execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

k. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

l. Cooperation in Tax Matters. Both parties agree to use their reasonable best efforts to ensure that amounts payable hereunder can be paid in the most tax advantaged manner practicable; provided that neither party shall be obligated to forego any material economic benefit.

m. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MONEYGRAM INTERNATIONAL, INC. PAMELA H. PATSLEY

By:
Title:

Exhibit A

RELEASE

This RELEASE (“Release”) is dated as of        between MoneyGram International, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, successors and assigns, the “Company”), and Pamela H. Patsley (“Executive”).

WHEREAS, the Company and Executive previously entered into an amended and restated employment agreement dated September 1, 2009 under which Executive was employed to serve as the Company’s Executive Chairman (the “Employment Agreement”); and

WHEREAS, Executive’s employment with the Company (has been) (will be) terminated effective                                 ; and

WHEREAS, pursuant to Section 8 of the Employment Agreement, Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and Executive agree as follows:

1. Executive, on behalf of her heirs, estate and beneficiaries, hereby waives all claims against the Company, and any of its subsidiaries, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from liability for any claims for Base Salary or bonus, Executive may have against it or them as of the date this Release is executed, whether known or unknown, including, but not limited to, any claims for salary or bonus compensation resulting from an alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002 (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract (including, but not limited to, the Employment Agreement) or implied contract or tort law or public policy or whistleblower claim, having any bearing whatsoever on Executive’s employment by and the termination of employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, bonus payment, and/or future wage loss. This paragraph does not release any claims that lawfully cannot be waived.

Nothing in this Release is intended to preclude Executive from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state fair employment practices agency. Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.

Notwithstanding the above, Executive does not waive or release any claims against the Company pursuant to benefits due to Executive and obligations of the Company other than salary and bonus payments and severance payments under the Employment Agreement.

2. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by her to exist may subsequently be discovered, it is her intention to fully settle and release all claims for salary and bonus she may have against the Company and the persons and entities described above, whether known, unknown or suspected.

3. Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ Executive, in each case without liability of Executive or the Company.

4. The Company and Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (i) to indemnify, limited the liability of, and provide D&O insurance for Executive for her acts as an officer or director of Company in accordance with the charter, bylaws of Company and pursuant to the Employment Agreement and the Indemnification Agreement, (ii) to Executive and her eligible, participating dependents or beneficiaries under any existing group welfare or retirement plan of the Company in which Executive and/or such dependents are participants, or (iii) to satisfy all vested equity compensation obligations previously granted to Executive.

5. Executive reaffirms her agreement to Sections 9, 10, and 11 of the Employment Agreement relating to confidentiality, noncompetition, nonsolicitation and non-disparagement.

6. Executive acknowledge that she has been provided at least twenty-one (21) days to review the Release and has been advised to review it with an attorney of her choice and at her own expense. In the event Executive elects to sign this Release Agreement prior to this twenty-one (21) day period, she agrees that it is a knowing and voluntary waiver of her right to wait the full twenty-one (21) days. Executive further understands that she has seven (7) days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by               within the seven (7) day period. Executive further acknowledges that she has carefully read this Release, knows and understands its contents and its binding legal effect. Executive acknowledge that by signing this Release, she does so of her own free will and act and that it is her intention that she be legally bound by its terms.

7. This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without regard to principles of conflict of laws. If any clause of this Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Release.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

MONEYGRAM INTERNATIONAL, INC. PAMELA H. PATSLEY

By:
Title:

EXHIBIT B
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